Exhibit 99.1

FOR IMMEDIATE RELEASE

William Lyon Homes Announces Pricing of Offering of 5.875% Senior Notes Due 2025

NEWPORT BEACH, Calif. — January 17 ,2017 — William Lyon Homes (NYSE: WLH) (the “Company”) today announced that it has priced a private offering of $450 million in aggregate principal amount of 5.875% senior notes due 2025 (the “2025 notes”) through its wholly owned subsidiary, William Lyon Homes, Inc. The Company expects to close this offering on January 31, 2017, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from this offering, as well as cash on hand, to purchase through William Lyon Homes, Inc. any and all of William Lyon Homes, Inc.’s outstanding 8.5% senior notes due 2020 (the “2020 notes”) pursuant to its previously announced cash tender offer and related consent solicitation, subject to the terms and conditions specified in the related offer to purchase. The Company is also soliciting consents through William Lyon Homes, Inc. from holders of the 2020 notes to amend the indenture governing the 2020 notes to eliminate substantially all of the restrictive covenants and certain events of default and reduce the minimum notice period required for optional redemptions of the 2020 notes to two business days on the terms and subject to the conditions set forth in the offer to purchase. If the tender offer is terminated for any reason (other than the termination of this offering), or if any net proceeds remain after funding the tender offer, the Company intends to use the net proceeds of this offering for the retirement of any outstanding 2020 notes, and intends to use any remaining proceeds for general corporate purposes, which may include debt repurchases including pursuant to another tender offer, redemptions or open market purchases of the same or different series of notes.

The 2025 notes are being offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States in compliance with Regulation S under the Securities Act. The 2025 notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release is neither an offer to sell nor a solicitation of an offer to buy the 2025 notes or any other securities and shall not constitute an offer or a solicitation of an offer to buy, or a sale of, the 2025 notes or any other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or any jurisdiction. Any offer, if at all, will be made only pursuant to Rule 144A under the Securities Act.

Forward-Looking Statements

Statements contained in this release that state the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements. Specifically, the Company cannot assure you that the proposed offering of the 2025 notes or the tender offer and offer to purchase the 2020 notes described above will be consummated on the terms currently contemplated, if at all. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Additional information concerning factors that could cause actual results to differ materially is contained from time to time in the Company’s filings with the Securities Exchange Commission, including, but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2015, and its quarterly reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016. The Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

About William Lyon Homes

William Lyon Homes is one of the largest Western U.S. regional homebuilders. Headquartered in Newport Beach, California, the Company is primarily engaged in the design, construction, marketing and sale of single-family detached and attached homes in California, Arizona, Nevada, Colorado, Washington and Oregon. Its core markets include Orange County, Los Angeles, the Inland Empire, the San Francisco Bay Area, Phoenix, Las Vegas, Denver, Portland and Seattle. The Company has a distinguished legacy of more than 60 years of homebuilding operations, over which time it has sold in excess of 99,000 homes. The Company markets and sells its homes under the William Lyon Homes brand in all of its markets except for Colorado, where the Company operates under the Village Homes brand, and Washington and Oregon, where the Company operates under the Polygon Northwest brand.

Investor/Media Contacts:

Financial Profiles, Inc.

Larry Clark, (310) 622-8223

WLH@finprofiles.com